Exhibit (a)(1)(D)

As an Eligible Employee in Stoke Therapeutics’ Exchange Program to exchange Eligible Options for New RSUs (restricted stock units), we are pleased to inform you that the Exchange Offer is still open and you can make or change your election(s) until the Exchange Offer expires at 11:59 p.m., Eastern Daylight Time, on December 1, 2023.

To access the Exchange Program Website and view updated information regarding your Eligible Options and make your election(s), you will first need to register at the following website.

•	https://equitysolutions.aon.com/UWSO/Participant/Account/Register

•	Provide the following registration code when prompted:

•	Complete your registration using your work email address (@stoketherapeutics.com)

If you have already registered, log in using the URL above with the username and password you created when you registered.

Please understand that we cannot advise you on whether you should participate in the Exchange Program. Participation in the Exchange Program is entirely your decision and at your discretion, and you should decide whether to participate based on your personal circumstances and preferences. We strongly recommend that you closely review the Offer to Exchange materials, attend an employee education session and consult with your tax and financial advisors to address any questions you may have as you decide whether to participate.

The Exchange Offer is being made pursuant to the terms and conditions set forth in Stoke Therapeutics, Inc.’s Tender Offer Statement on Schedule TO and the exhibits attached thereto, as amended from time to time, including the Offer to Exchange and the Offering Memorandum, filed with the Securities and Exchange Commission, which are available free of charge at www.sec.gov or on the Exchange Offer website located at https://equitysolutions.aon.com/UWSO/Participant/. You should read these written materials carefully because they contain important information about the Exchange Offer, including risks related thereto.

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